As  filed  with  the  Securities  and  Exchange  Commission February 28, 2002
                                                         File  No.  333-56634

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM SB-2
                                   AMENDMENT 1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              SILICONE SOUTH, INC.
             (Exact name of registrant as specified in its charter)

                        NEVADA                         77-0458478
           (State or Other Jurisdiction of           (IRS Employer
             Incorporation or Organization)       Identification No.)

                                 20 PASO DEL RIO
                            CARMEL VALLEY,  CA  93924
        (Address and telephone number of registrant's principal offices)

                                   MATHEW RULE
                                 20 PASO DEL RIO
                            CARMEL VALLEY, CA  93924
                                 (831) 659-7808
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            CLETHA A. WALSTRAND, ESQ.
                           8 EAST BROADWAY, SUITE 609
                            SALT LAKE CITY, UT  84111
                                 (801) 363-0890
                               (801) 363-8512 FAX

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If  any  of  the securities being registered on this form are to be offered on a delayed  or  continuous  basis  pursuant to Rule 415 under the Securities Act of
1933,  check  the  following  box:   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                               CALCULATION OF REGISTRATION FEE

Title of each class   Amount to be      Proposed offering   Proposed maximum    Amount of
of securities to      registered        price per share     aggregate offering  registration
be registered         price             fee
Common Stock. . . .  200,000 shares     $0.50 per share      $100,000           $25.00


     The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

     Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE  INFORMATION  IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                              Subject  to completion, __________, 2002

                        $75,000 MINIMUM/$200,000 MAXIMUM
                               SILICON SOUTH, INC.
                                  COMMON STOCK

     This is Silicon's initial public offering. We are offering a minimum of 150,000 shares and a maximum of 200,000 shares of common stock. The public offering price is $0.50 per share. No public market currently exists for our shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares are offered on a minimum/maximum, best efforts basis directly through our officers and directors, Mathew G. Rule, Charles V. Fishel, and Eric Leuty. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. Our officers and directors will not register as broker-dealers with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities Exchange Act. There is no public trading market for our securities, and if a market develops for our securities, it will most likely be limited, sporadic and highly volatile.

     The proceeds of the offering will be placed and held in an escrow account at Escrow Specialists, LLC, P. O. Box 3287, Ogden, Utah 84409 until a minimum of $75,000 in cash has been received as proceeds from the sale of shares. At any time prior to us receiving the minimum, you may revoke your subscription, which must be in writing and addressed to our principal offices. At that time, your investment will be returned to you except for a deduction for the costs incurred with the return. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. Should we extend the offering, we will mail you notice no later than five business days after the 90 day period. The officers and directors may purchase additional shares for the sole purpose of meeting the minimum and breaking escrow. We may terminate this offering prior to the expiration date.


             Price to Public     Commissions     Proceeds to Company

Per Share    $           0.50    $          0    $               0.50

Minimum .    $         75,000    $          0    $             75,000
Maximum .    $        200,000    $          0    $            200,000

             The date of this Prospectus is ________________, 2002.

                               PROSPECTUS SUMMARY

SUMMARY  OF  OUR  COMPANY

     We were formed as a Nevada corporation on June 20, 1997 originally under the name California Seasons Franchise Corporation. In September 1998 we changed our name to Silicon South, Inc. and began pursuing our current business. We have developed three proprietary electronic components that we are currently manufacturing and marketing. Our three current products are Breadthroughs, a filtering electrical cable passthrough device, Speedthroughs, a non-filtering variation of the Breadthrough and an interference filtering cable TV wall plate. Feedthrough or passthrough devices are tubes or sleeves that protect wires or cables that pass in or out of enclosures or through panels. Typically, the device clamps through a properly sized hole and allows a wire or cable to be passed through a hollow bore in the device. Depending on the design, the device may clamp the wire or cable, insulate it when passing through a metal panel or plate and keep the wire from chafing on any sharp edges. Our Speedthroughs are made of rugged polyethelyene construction with multi-sided wire clamping action and controllable wire slippage resistance features.

     Our Breadthroughs have the same properties as our Speedthroughs but also have filtering properties that provides the means to remove radio interference from the wiring before it enters an enclosure containing sensitive electronic circuits. Radio interference can come from cellular phones, microwave ovens, automobile engines or any number of emission sources and is picked up by wiring running in the open. As the sensitivity and speed of circuits increase, better sources of filter are sought to keep out radio interference or noise.

     The interference filtering cable TV wall plate helps filter out electrical interference induced onto the cable from household and other sources. The wall plate is clamshell packaged with a twist-on "F" connector, "F" adaptor for flush mounting, wall plate and hardware. It helps to minimize current and future problems with aging household or commercial/industrial wiring. The wall plate is suitable for outdoor use and no ground is required. Our wall plate protects TV and cable appliances from lightning and static discharges and helps stabilize distributed systems and networks. The wall plate is ideal for broadband as it helps prevent multiple devices on the cable from interfering with each other.

     We will face competition from a variety of companies both domestic and foreign. There are approximately 5,700 websites that involve manufacture, distribution and utilization of components similar to those we are marketing. We have no past experience in developing or marketing our technologies and our competition generally has more experience and more financial strength.

     We have commenced only limited operations as of October 1998 and are considered a development stage company. As of October 31, 2001 we have only generated $1,924 in revenue and have a net loss of $165,055. These factors raise substantial doubts about our ability to continue as a going concern. We intend to use the proceeds from this offering to continue operations and implement our growth and marketing plan.

     Our principal executive offices and mailing address is 20 Paso Del Rio, Carmel Valley, CA 93934. Our telephone number is (831) 659-7808.

ABOUT  OUR  OFFERING

     We are offering a minimum of 150,000 and a maximum of 200,000 shares of common stock. Upon completion of the offering, we will have 4,265,000 shares outstanding if we sell the minimum number of shares or 4,315,000 shares outstanding if we sell the maximum number of shares. At any time prior to us receiving the minimum, you may revoke your subscription, which must be in writing and addressed to our principal offices. At that time, your investment will be returned to you except for a deduction for the costs incurred with the return. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. Should we extend the offering, we will mail you notice no later than five business days after the 90 day period. The officers and directors may purchase additional shares for the sole purpose of meeting the minimum and breaking escrow. We will use the offering proceeds over the next twelve months to implement our business plan and continue operations, which will consist of the following:

-     Pay  legal,  accounting  and  professional  fees;
-     Pay  outstanding  debt;
-     Manufacture  inventory;
-     Market  and  advertise  our  products;
-     Conduct  additional  research  and  development;  and
-     Provide  working  capital  for  the  next  twelve  to  eighteen  months.

                                  RISK FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

     WE ARE A NEW BUSINESS AND OUR MANAGEMENT HAS VERY LIMITED EXPERIENCE IN MARKETING ELECTRICAL DEVICES OR PRODUCTS FOR TELECOMMUNICATIONS APPLICATIONS, MAKING AN INVESTMENT IN OUR COMPANY RISKY. It will be difficult for you to evaluate an investment in our stock since our operating history is limited to developing a business plan, research and development of product and only very limited operations. As a young company, we are especially vulnerable to any problems, delays, expenses and difficulties we may encounter while implementing our business plan. We have not proven the essential elements of profitable operations, and you will be furnishing venture capital to us and will bear the risk of complete loss of your investment if we are not successful.

     OUR INDEPENDENT AUDITOR HAS EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. We are a development stage company as defined in Financial Accounting Standards Board Statement No. 7. We are devoting substantially all of our present efforts in establishing a new business. Our operations to date have been limited to defining our business plan, research and development, limited production and limited product sales. To date we have only generated
$1,924 in revenue and have a net loss of $65,055. We also have a working capital deficit at October 31, 2001 of $20,766. These factors raise substantial doubt about our ability to continue as a going concern.

     WE HAVE A VERY LIMITED PRODUCTION SELECTION AND DEPEND ON THE REVENUE FROM SALES OF THESE PRODUCTS TO BE PROFITABLE. At the present time, we only have three products for sale, our Beadthroughs, Speedthroughs and the interference filtering cable TV wall plate. Our income is dependent on our ability to sell our products. If we are not successful in selling our products and developing future successful products, we may be forced to cease operations.

     OUR MANUFACTURING COSTS ARE SUBJECT TO FLUCTUATIONS IN THE PRICES. Any increase in the cost of parts, along with other factors such as inflation, increased labor costs (including increases in hourly wage and unemployment tax rates), increases in and the availability of experienced management and hourly employees may also adversely affect our financial condition and results of operations.

     WE MAY BE SUBJECTED TO VARIOUS PRODUCT LIABILITY CLAIMS. Packaging, marketing and distributing electrical components has the inherent risk of product liability, recall and the resultant adverse publicity. We may be subject to significant liability if the use of our product causes injury, illness or death. We could be required to recall certain of our products in the event of safety concerns. We intend to carry product liability insurance on terms we deem acceptable, which may not fully cover loss or exposure for product liability. Any product liability claim not fully covered by insurance, as well as any adverse publicity from a product liability claim, could have a negative impact on our financial condition. We are currently investigating the availability and terms of product liability insurance.

     OUR PATENTS MAY NOT PROTECT US FROM COMPETITION. We have applied for patents in the United States and certain other countries. We cannot assure that any patents will be issued or that our patents will provide meaningful protection against the development of competing products. The patent position of electrical component and high technology companies involves complex legal and factual questions and enforceability cannot be predicted with certainty.

Patents, if issued, may be challenged, invalidated or circumvented. We cannot assure that competitors will not successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial and we may not have the resources available to defend our patents.

     We also rely on trade secrets and proprietary know-how. We protect our information through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for technology in the event of unauthorized use or disclosure of confidential and proprietary information. Our failure to protect proprietary rights could seriously impair our competitive position.

      WE MUST OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS. The areas in which we are focusing our research has many competitors. Our success depends on our ability to operate without infringing the patents and other proprietary rights of third parties. In the event we do infringe, we may be prevented from pursing our product development or commercialization. The electronics and high technology industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, U.S. Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

     -  enforce  patents  that  we  own;

     -  protect  trade  secrets  or  know-how  that  we  own;  or

     - determine the enforceability, scope and validity of the proprietary rights of others.

     If we become involved in any litigation, interference or other administrative proceeding, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. Any adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with these proceedings would be substantial.

     WE ARBITRARILY DETERMINED OUR OFFERING PRICE. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

     IT IS LIKELY OUR STOCK WILL BECOME SUBJECT TO THE PENNY STOCK RULES WHICH IMPOSE SIGNIFICANT RESTRICTIONS ON THE BROKER-DEALERS AND MAY AFFECT THE RESALE
OF  OUR  STOCK.   A  penny  stock  is  generally  a  stock  that:

     -  is  not  listed  on  a  national  securities  exchange  or  Nasdaq;

     -  is  listed  in  "pink  sheets"  or  on  the  NASD  OTC  Bulletin  Board;

     -  has  a  price  per  share  of  less  than  $5.00;  and

     -  is  issued  by  a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

     -  determination  of  the  purchaser's  investment  suitability;

     -  delivery  of  certain  information and disclosures to the purchaser; and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Due to the Penny stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis. In the event our common stock becomes subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist.

     IF THE OFFERING IS COMPLETED, YOU WILL HAVE LITTLE OR NO ABILITY TO CONTROL OPERATIONS. Although you will pay a price per share that substantially exceeds the price per share paid by current shareholders and will contribute a significantly higher percentage of the total amount to fund our operations, you will own a very small percent of our shares, 3.7% if the minimum is raised and 20.6% if the maximum is raised. As a result, you have little or no ability to control how management operates our business.

     OUR OFFICERS AND DIRECTORS ARE LIMITED IN THE TIME THEY CAN DEVOTE TO OUR OPERATIONS. Other than Mathew Rule, our officers and directors currently maintain outside employment that is full time, which limits the amount of time they can devote to our operations. If the offer is completed, it is expected that Mathew Rule will continue to devote full time to our business and the other officers will maintain outside employment and devote only a portion of their time as needed. These factors will most likely cause delays to implementing our business plan and commencing operations.

     SHARES OF STOCK THAT ARE ELIGIBLE FOR SALE BY OUR STOCKHOLDERS MAY DECREASE THE PRICE OF OUR STOCK. Upon completion of the offering and if we sell the minimum number of shares, we will have 4,265,400 shares outstanding with 150,000 of those shares freely tradable. If we sell the maximum number of shares, we will have 4,315,400 shares outstanding with 200,000 of those shares freely tradable. Regardless of the number of shares we sell, we will have 4,115,400 shares that are restricted but may be sold under Rule 144. If the holders sell substantial amounts of our restricted stock, then the market price, if any, of our common stock could decrease.

                           FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                          DILUTION AND COMPARATIVE DATA

     As of October 31, 2001, we had an unaudited net tangible book value, which is the total tangible assets less total liabilities, of a negative $20,766, or a net tangible book value per share of approximately ($0.005). The following table shows the dilution to your equity interest without taking into account any changes in our net tangible book value after October 31, 2001, except the sale of the minimum and maximum number of shares offered.

                                                               ASSUMING MINIMUM    ASSUMING MAXIMUM
                                                                 SHARES SOLD         SHARES SOLD

Shares Outstanding . . . . . . . . . . . . . . . . . . . . .          4,265,000           5,115,000
Public offering net proceeds . . . . . . . . . . . . . . . .  $          50,000   $         500,000
at $0.50 per share
Net tangible book value. . . . . . . . . . . . . . . . . . .           ($20,766)           ($20,766)
before offering. . . . . . . . . . . . . . . . . . . . . . .            ($0.005)            ($0.005)

Pro forma net tangible . . . . . . . . . . . . . . . . . . .  $          29,234   $         154,234
book value after offering. . . . . . . . . . . . . . . . . .  $         0.00685   $          0.0357

Increase attributable to purchase of shares by new investors  $         0.01185   $          0.0407

Dilution per share to new investors. . . . . . . . . . . . .  $          0.4931   $          0.4593
Percent dilution . . . . . . . . . . . . . . . . . . . . . .              98.62%              91.86%

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of October 31, 2001:


                      Shares Owned           Total                   Average Price
                      Number          %      Consideration           Per Share
                                             Amount         %

Present Shareholders
Minimum. . . . . . .  4,115,000      96.48%  140,745       65.23%    $0.034
Maximum. . . . . . .  4,115,000      91.14%  140,745       41.30%    $0.034

New Investors
  Minimum Offering .  150,000        3.74%   75,000        34.77%    $0.50
  Maximum Offering .  200,000        4.63%   $ 100,000     41.53%    $0.50

     The numbers used for Present Shareholders assumes that none of the Present Shareholders will purchase additional shares in this offering. However, it is possible that our Present Shareholders will purchase additional shares in the offering.

     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders. You will also contribute a significantly higher percentage of the total amount to fund Silicon South, Inc., but will own a small percentage of our shares. Investors will have contributed $75,000 if the minimum is raised and $100,000 if the maximum is raised, compared to $140,745 contributed by current shareholders. Further, investors will own 3.74% of the total shares if the minimum is raised, and 4.63% of the total shares if the maximum is raised.

                                 USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting $25,000 in estimated expenses is:

-     $50,000  if  the  minimum  number  of  shares  is  sold;  and
-     $75,000  if  the  maximum  number  of  shares  is  sold.

     The following table sets forth our best estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates, actual use of proceeds may vary from the estimates shown.


Description                       Assuming Sale of   Assuming Sale of
                                  Minimum Offering   Maximum Offering

Total Proceeds . . . . . . . . .  $          75,000  $         100,000
Less Estimated Offering Expenses             25,000             25,000


Net Proceeds Available . . . . .             50,000  $          75,000

Use of Net Proceeds
  Legal. . . . . . . . . . . . .              5,000              5,000
  Payoff existing debt . . . . .             37,000             37,000
  Working capital and inventory.              4,000             10,000
  Marketing. . . . . . . . . . .              2,500             10,000
  Product development. . . . . .              1,500             13,000

TOTAL NET PROCEEDS . . . . . . .  $          50,000  $          75,000

     The initial operating expense is an estimate of the amount necessary to continue operations for the next twelve to eighteen months. If we raise less than the maximum offering amount, funds will be applied in the order listed.

     Legal fees consist of fees for professional services relating to our patent applications. Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

     We have outstanding debt of $37,000 due to related parties. The notes are due one year from date of borrowing and carry a 12% interest rate and are more fully described under the section Related Parties and Certain Transactions.

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including employee wages, professional fees, expenses and other administrative costs.

     Pending the expenditure of proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, and insured certificates of deposit and/or insured banking accounts.

     We do not intend to use any of the proceeds from this offering to purchase key man insurance.

                         DETERMINATION OF OFFERING PRICE

     Our management arbitrarily determined the offering price of the shares. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities.

In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our anticipated results of operations and our present financial resources.


                            DESCRIPTION OF BUSINESS

OUR  HISTORY  AND  BUSINESS

     We formed as a Nevada corporation on June 20, 1997 originally under the name California Seasons Franchise Corporation. In September 1998 we changed our name to Silicon South, Inc. and began pursuing our current business. Our principal offices are located at 20 Paso Del Rio, Carmel Valley, California 93924. We have developed three proprietary electronic components that we are currently manufacturing and marketing. Our three current products are Beadthroughs, a filtering electrical cable passthrough device, Speedthroughs, a non-filtering variation of the beadthrough and an interference filtering cable TV wall plate.

     We have commenced operations on a limited basis s of October 1998. As of October 31, 2001 we have generated $1,924 in revenue and have a net loss of $165,055. We also have a working capital deficit at October 31, 2001 of $20,766. We are currently selling Beadthroughs, Speedthroughs and Interference Filtering Cable TV Wall Plates.

BEADTHROUGH  INDUSTRY  OVERVIEW

     The demand for electronic filtering devices is increasing. As circuits become faster, more sensitive, smaller and utilize more low current high efficiency components, their susceptibility to electrical interference increases. At the same time, the amount of radio energy and electrical interference in the air is increasing.

     The Audiovox Communications Corporation estimates that there are 73 million wireless telephones in the United States in 1999. The radio energy emitted from this source can stress nearby circuits. More electronic equipment is using computerized controls that are particularly prone to the disruptive effects of electromagnetic interference known as EMI.

     The May 1999 edition of Microwaves & RF magazine states that it is becoming more difficult to suppress the EMI in electronic equipment because of the rising operating speeds of semiconductors. According to the same magazine, ferrite beads are one of the easiest fixes for EMI suppression in circuit paths likely to conduct noise. Beadthroughs are a useful addition to what is becoming a large and diverse family of products employing ferrite toroids for EMI protection.

BEADTHROUGHS  AND  SPEEDTHROUGHS

     It is a common practice in electronic equipment manufacturing and other uses to secure wires that pass through bulkheads, panels or into enclosures using devices commonly referred to as feedthroughs. These devices generally protect and clamp the wires passing through them, providing what is known as strain relief. The feedthrough devices we offer consist of a molded poplyethylene sleeve with locking ridges running circumferentially down the length and have a circular flange at one end. The sleeve is hollow and is sized to match a range of industry sized wires including common TV cable. The unit is inserted into a hole of the panel to be bridged and locked into place with a molded locking ring. The end of the sleeve is split and tapered and a third molded piece, a locking cap with a tapered inner hole is used to compress the sleeve end and clamp around the wire passing through the device.

     Our core products are feedthroughs. Feedthrough or passthrough devices are tubes or sleeves that protect wires and cables that pass in or out of enclosures or through panels. These devices generally protect and clamp the wires passing through them providing what is known as strain relief. Typically, the device clamps through a properly sized hole and allows a wire or cable to be passed through a hollow bore in the device. Depending on the design, the device may clamp the wire or cable, insulate it when passing through a metal panel or plate and keep the wire from chafing on any sharp edges. Our Speedthroughs are made of rugged polyethelyene construction with multi-sided wire clamping action and controllable wire slippage resistance features.

     Our Beadthroughs have the same properties as our Speedthroughs but also have filtering properties that provide the means to remove radio interference from the wiring before it enters an enclosure containing sensitive electronic circuits. A commercially available ferrite toroid or bead is slipped over a part of the sleeve and the toroid or bead provides filtering. A ferrite toroid is a doughnut shaped molding of ferrite or magnet type material that can affect electrical signals on a wire passing through it. Specifically, the ferrite toroids tend to block or resist radio waves traveling along the wire. This unit also has usefulness as a so called inline filter where the unit clamps over a wire out in the open rather than clamping a wire as it passes through a panel. The filtering action provided is the same and our Beadthroughs provide an advantage over other inline filters in that the filtering can be varied by using different ferrite beads. Radio interference can come from cellular phones, microwave ovens, automobile engines or any number of emission sources and is picked up by wiring running in the open. As the sensitivity and speed of circuits increase, better sources of filter are sought to keep out radio interference or noise.

     We have filed for patent protection with the United States Patent and Trademark Office for our Beadthrough. The filing for the Beadthrough was made January 1, 2001 with confirmation number 2487 and application number 09/774,817. We have also obtained a license for foreign filing to insure international protection once we receive the patent.

     The proprietary injection molded sleeve assembly and the ferrite beads we use are manufactured off-site by F.R. Plastics of Hayward, CA and Jantek Electronics of Taiwan respectively. Packaging of the final products, consisting of the sleeve assemblies, ferrite beads and assorted supporting hardware is accomplished in-house at our facilities. The packaging process involves sorting parts into pre-molded plastic clamshells supplied by Star L.B. Plastics of Harbor City, CA and James Packaging of Ontario, CA. We insert display cards printed by CardPak of Solon, Ohio and Vogel Graphics of Seaside, CA. Packaging at the box and carton level is also accomplished at our facilities.

INTERFERENCE  FILTERING  CABLE  TV  WALL  PLATE

     The wall plate provides interference rejection and a large measure of surge suppression to a user's cable TV outlet. The interference filtering cable TV wall plate helps filter out electrical interference induced onto the cable from household and other sources. The wall plate is clamshell packaged with a twist-on "F" connector, "F" adaptor for flush mounting, wall plate and hardware. It helps to minimize current and future problems with aging household or commercial/industrial wiring. The wall plate is suitable for outdoor use and no ground is required. Our wall plate protects TV and cable appliances from lightning and static discharges and helps stabilize distributed systems and networks. The wall plate is ideal for broadband as it helps prevent multiple devices on the cable from interfering with each other.

MARKET  AND  ADVERTISING

     We believe there are three distinct markets for our electronic devices, the retail consumer, commercial customers and industrial customers. Initially, we will sell our products to retail consumers via our website located at www.siliconsouthinc.com. We intend to market our electrical components to large
------------------------
mail order retailers and to large electrical/electronic component retailers such as Radio Shack and MSC. In addition, we intend to market our products to industry such as aeronautics and cable companies.

     Any industry that uses electrical cables is a potential market for our products and we intend to implement a strong marketing campaign to these industries. We will send sample packages of our products along with detailed brochures to our targeted markets in order to introduce our products. We anticipate that once familiar with the products and their advantages, we will be able to capture a greater market share.

     We intend to advertise our products in electrical/electronic magazines and various industry journals. We will implement a broad based e-mail marketing plan. We are also registering with various industrial product supply lists and clearing houses.

     Because our products are new and novel, we believe that our sample packages coupled with detailed brochures will be our greatest advertising tool.

BUSINESS  STRATEGY

     We intend to further develop our current products by introducing new sizes. We also intend to pursue the purchase or development of other products that we believe will appeal to our market. We may license our technology and allow other parties to manufacture and sell our products in certain territories or for defined applications. We do not currently have any licensees for our products.

     In addition to selling our products, we intend to act as a consultant to industry regarding other applications of our technology. We do not currently have any consulting contracts in place.

COMPETITION

     We will face competition for our products both domestically and from foreign entities. Our Beadthroughs and the Interference Suppressing Cable TV Wall Plate are new to the marketplace and currently have no direct competition. However, any of our competitors could develop similar products. Nationwide Yellow Pages lists 10,220,572 outlets classified as Electronic Equipment & Supplies - Retail and we found approximately 5,700 websites that involve the distribution, manufacturing and utilization of ferrite toroids.

     Our beadthroughs, speedthroughs and the Interference Suppressing Cable TV Wall Plate are new products on the market and have no direct competition. We differentiate our beadthroughs and speedthroughs from other conventional feedthroughs based on the following attributes:

     Our products clamp around the outside of a wire or cable and do not cause wear and tear on the cable;
     Our  products  can  clamp  wires  of  moderately  different  diameters;
     The same device may be used for either panel or in-line applications; In service with a solid or stranded wire, interference filtering is provided;
     In service with a non-shielded, multiple wire cable, interference filtering is provided to all of the wires in the cable;
     In service with a coaxial cable, interference filtering is provided for stray currents flowing on the outer conductor;
     In service with twin lead unshielded wires, common mode rejection, removing interference from both wires, is provided;
     Our products do not require a grounded surface or grounding for operation; The snap together design of our product is well suited for automatic positioning;
     Our products have a locating flange to assure stability when panel mounted; Our products can accommodate a wide range of panel or bulkhead thicknesses; Our products insulate the wire as it passes through the device and prevent it from chafing on the edges of the mounting hole;
     Our products have tapered exit holes to allow flexing of the wire or cable as it leaves the device;
     Our  products  have  no  failure  mode  and cannot create shorts to ground;
     Our  products  have  unlimited  lifespan;
     Our products are reusable in in-line service and may be removed from panels;
     Our  products  are  economical  to  produce;
     Our products provide a significant degree of surge, transient overvoltage and electromagnetic interference protection to the wire or cable;

     Our products can accommodate beaded materials other than ferrite such as iron that allows for a wide variety of filtering characteristics; Our products can accommodate many sizes of beads provided the inner diameter of the bead is appropriate;
     Filtering action is provided to wires and cables carrying AC, DC or both; The user is able to mix beads for desired filtering action;
     The amount of filtering may be changed by adding or removing beads; No tools are required for installation of the device in any configuration; The products are relatively immune to vibration and temperature extremes.

     Our competitive weakness is the problem of a small company generating market awareness of a brand new product while simultaneously setting up distribution patterns. A company with established distribution channels introducing a new product does not have these problems and is at a competitive advantage.

EMPLOYEES

     Mr. Mathew Rule is our only full time employee. Eric Leuty and Charles Fishel devote approximately 20 hours a month to our business. We also contract with several consultants who provide patent and trademark support, bookkeeping and secretarial services and general business development activities. We intend to hire additional employees when revenues from sales allow us to do so. Additional employees may support manufacturing, marketing and promotion, administration and customer services.

     We have an agreement as of March 12, 2000, with Internet Finance.com, Inc. for services related to corporate finance, bridge loans, sales and marketing. Internet Finance.com, owned by Robert Strahl, is assisting in our corporate requirements, formulation and production of a business plan, investor presentation packages and other advice and assistance. The agreement provides that we pay Internet Finance.com a base fee of $21,000 and costs in the amount of $6,500. The agreement is in effect until all services provided by Internet Finance.com have been completed unless otherwise terminated by the parties.

     We also had an agreement in place with Robert Strahl who provided office space, general administrative and telephone services for a period of one year from March 10, 1999. This agreement has since expired.

FACILITIES

     We currently utilize space provided by Mathew Rule at 20 Paso Del Rio, Carmel Valley, CA which is also Mr. Rule's residence. We have two areas, an 8' by 10' office area and a 20' x 40' general purpose area that has been configured to support packaging operations. Bagging, vacuuforming, plastic sealing and other process machinery along with inventory are kept at this location. We believe the facilities are adequate to process necessary production runs. At such time as we can no longer support the production requirements, we intend to contract the production activity to traditional packaging houses.

     The business operations are expressly approved under the terms of our insurance policy and the area passed a site inspection. The policy is held by the Hermitage Insurance Co. of White Plains, NY, policy HGL/416846-00. The policy is a general purpose commercial underwriting that covers product liability and part time employee health exposure among other things.

LEGAL  PROCEEDINGS

     We are not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against us have been threatened.

                                PLAN OF OPERATION

     Over the next twelve months, we intend to build our inventory of product and implement a strong promotional campaign. Along with traditional advertising, our promotional campaign will consist of sending sample packages of our product along with detailed brochures to various industries that use electrical cables. In addition to building our inventory and marketing, we intend to introduce additional sizes of our products and to provide the capability of tooling up for any large custom orders we may receive. Additional sizes of our products will require casting new molds.

     We also plan to hire up to ten additional employees by the end of our first twelve months of operation depending on demand for our products and the revenue we generate. These employees may serve in manufacturing, marketing and promotion, administration or customer service. We no not intend to use the proceeds from this offering for salaries.

     We subcontract the manufacture of our proprietary components and purchase the balance of the required components from the open market. We then assemble the components and complete the packaging in-house. Packaging has been established for all of our current products and we have acquired sufficient packaging inventory. We have also obtained specialized equipment such as plastic bagging machines, clamshell sealers and vacuum forming machines. We have identified a number of vendors who can supply the other items required to produce a complete product. We have adequate facility space for our current operations. We intend to maintain this method of operation until such time as our capacity to fulfill orders is exceeded.

     The essential elements of our product line, the proprietary injection molded sleeve assembly and the ferrite beads are manufactured off-site by F.R. Plastics of Hayward, CA and Jantek Electronics of Taiwan respectively. Packaging of the final products, consisting of the sleeve assemblies, ferrite beads and assorted supporting hardware is accomplished in-house at our facilities. The packaging process involves sorting parts into pre-molded plastic clamshells supplied by Star L.B. Plastics of Harbor City, CA and James Packaging of Ontario, CA along with display cards printed by CardPak of Solon, Ohio and Vogel Graphics of Seaside, CA. Packaging at the box and carton level is accomplished at our facilities. Other vendors for necessary products are MSC Supply Co., Arrow Electric, Radio Shack Commercial and other sources.

     We do not consider the availability of parts for production as a significant issue. The proprietary components of the products, the sleeve assemblies and ferrite beads are available in 100,000 lots from our chosen vendors and competing sources are readily available. The other ancillary items needed for production, such as supporting parts and packaging materials are readily available on the open market under competitive conditions.

     Since only the final packaging and product development take place at our facilities, floor space requirements are minimal and the area in use is expressly set up for efficient operations.

     We do not anticipate any significant capital expenditures during the next twelve months unless we receive custom orders for product sizes we do not currently carry. In this case, we will be required to expend between $5,000 and $7,000 for new molds of the custom size product.

     In addition to selling our products, we intend to pursue consulting contracts regarding application of our technology.

     Should we receive the minimum offering of $75,000, we will realize net proceeds of $50,000. This amount will enable us to implement the above listed operations and will provide us with sufficient capital for the next twelve months. Should we receive the maximum amount of $100,000, we will realize net proceeds of $75,000. Receiving the maximum amount of the offering will enable us to implement one of two operating strategies: (1) implement the above listed operations, pursue a more aggressive marketing plan, research and development of additional products and operate with sufficient capital for twelve months; or
(2) implement the above listed operations and operate with sufficient capital for eighteen months.

                                   MANAGEMENT

     Our  business  will  be  managed  by  our  officers  and  directors.


NAME               AGE                    POSITION                        SINCE
-----------------  ---  --------------------------------------------  -------------


Mathew G. Rule. .   47  President, Secretary, Treasurer and Director  June 1997

Charles V. Fishel   62  Chief Financial Officer and Director          June 1997

Eric Leuty. . . .   43  Director                                      November 1999

     Directors hold office until the next annual shareholders meeting or until their successors are duly elected and qualified. Officers hold office at the discretion of the Directors.

     The  following  is  a  brief  biography  of  our  officers  and  directors.

     MATHEW G. RULE, VICE PRESIDENT, SECRETARY, TREASURER AND DIRECTOR. Mr. Rule currently devotes full time to our business. He was a Lead Technician for the Bay Area Cellular Telephone Co., AT&T Wireless from January 15, 1990 until January 2001. He is the recipient of the McCaw Circle of Excellence and the BACTC Service Excellence awards. He is a Summa Cum Laude graduate of Ithaca College, December 1976 and holds a commercial class FCC license and is a pilot.

     CHARLES V. FISHEL, CFO AND DIRECTOR. Mr. Fishel is a business consultant specializing in business plan and prospectus development, strategic planning for start-up companies, financial matters, and consulting technology evaluation. Since 1993 Mr. Fishel has worked for San Jose State University as a senior lecturer. He was a Director of the Center for International Business Planning at the Monterey Institute of International Studies from September 1988 to May 1999. His industry experience includes electronics, biotechnology, insurance, construction, mining, publishing, broadcasting, food processing, manufacturing, public utilities, and consulting technology commercialization. He has an A.B. in economics from the University of Kansas, 1959 and a Juris Doctor from the University of Kansas, 1963.

     ERIC LEUTY, DIRECTOR. Mr. Leuty earned an Associate in Arts in Radio Broadcasting in 1979 and an Associate in Arts in Television Broadcasting in 1980, both from College of San Mateo, California. He worked with Telepath Corporation based in Fremont, California from 1988 to 1991. From 1991 to January 2000, Mr. Leuty was a Lead Technician in Field Operations with Cellular One in San Francisco. From January 2000 to June 2000, he was a Lead Technician with Ericson Technologies. From June 200 to present, he has been working for Flextronix Networks as a Lead Technician.

INVOLVEMENT  IN  CERTAIN  LEGAL  PROCEEDINGS

     To our knowledge, we are not a party to any legal proceeding or litigation and none of our property is the subject of pending legal proceeding. We do not know of any threatened or contemplated legal proceedings or litigation.

                                  COMPENSATION

     Our executive officers have not received any salary or compensation. Silicon does not have an employment contract with any of its executive officers and have agreed that no salaries would be paid until such time we have profitable operations.

     Our board of directors will receive no cash compensation or reimbursement for the expenses incurred in connection with attending board meetings. We do reserve the right to pay consulting fees to our board members and officers for the time and services they provide to our business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the period ended October 31, 2001, we borrowed $37,000 for working capital purposes from our founders and their affiliated companies as follows:
World  Ventures,  LLC  of  which  Natalie  Shahvaran  is  a  Managing  Partner.

     During the period ended October 31, 2001, we borrowed $37,000 for working capital purposes from our founders and their affiliated companies as follows:
$10,000 from Eric Leuty, 12% one year note due March 7, 2002; $10,000 12% one year note due July 16, 2002 and $14,000 12% one year note due July 26, 2002 from World Ventures, LLC. Natalie Shahvaran in a Managing Partner of World Ventures, LLC; $3,000 from Robert A. Strahl, a shareholder, 12% one year note due January 2002.

     We entered into an agreement with Internet Finance, Inc., which is owned by Robert Strahl, a shareholder, to provide assistance in the formation of our corporate structure and to use their contacts in assisting with the development of a public market for our stock. The agreement calls for a base fee of $21,000.00 in consideration for the services rendered by Internet Finance plus a general and administrative fee of up to $6,500. $11,800 was paid in 2001. No payments were made for the periods ending October 31, 2000 and 1999.

     In  March  of  2000  we  agreed  to pay up to $6,000 a year to our founders
Natalie Shahvaran and Melissa DeAnzo to perform services in the nature of support and secretarial services. Each of the two parties were granted options for our common stock and founders stock. For the period ending October 31, 2001, a total of $2,700 was paid to both founders and each was paid $6,000 for the period ending October 31, 2000.

     In 1999 we entered into an agreement with Robert A. Strahl, a shareholder, to provide office space and telephone services for one year. This agreement calls for the issuance of founders stock at the price of $0.001 and the payment of $8,500. There were no payments made during 2001 or 1999 and $7,000 was paid for the period ending October 31, 2000. No founders stock was issued.

     We entered into an agreement with Mathew Rule to reimburse him for the expenses that were incurred for his development of the products that we are marketing. Some of these expenses precede our incorporation as a company and are recorded as an asset. At October 31, 2001, we owed $1,500 plus accrued interest. Mathew Rule also advanced $700 for working capital purposes during the period ended October 31, 2000. As of October 31, 1999 the amount that has been recorded as a payable but yet unpaid is $2,018. We have subsequently repaid the full amount to the shareholder.

     We use facilities provided my Mathew Rule at no expense. We do not have a formal agreement in place for this arrangement but do not anticipate any changes to the arrangement unless our business expands to the point of requiring additional space.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 150,000 shares should we sell the minimum amount and 200,000 should we sell maximum number of shares.

The  table  includes:
  each person known to us to be the beneficial owner of more than five percent of the outstanding shares each  director  of  Silicon  South
  each  named  executive  officer  of  Silicon  South


NAME & ADDRESS                 # OF SHARES       % BEFORE   % AFTER   % AFTER
                            BENEFICIALLY OWNED   OFFERING   MINIMUM   MAXIMUM

Mathew Rule (1). . . . . .     3,000,000            72.9%    70.34%    69.51%
20 Paso Del Rio
Carmel Valley, WA 93924

Charles V. Fishel (1). . .          -0-              -0-       -0-       -0-
1250 Harrison Street
Monterey, CA  93940

Natalie Shahvaran. . . . .       530,000           12.88%    12.43%    12.28%
P. O. Box 22851
Carmel, CA  93922

Eric Leuty (1) . . . . . .        30,000            0.73%      0.7%     0.69%
P. O. Box 3593
Redwood City, CA  94064

Officers and Directors as.     3,560,000           85.68%    83.47%    82.49%
A group (4 people)


     (1)  Officer  and/or  director.

                          DESCRIPTION OF THE SECURITIES

COMMON  STOCK

     We are authorized to issue up to 50,000,000 shares of common stock with a par value of $0.001. As of the date of this prospectus, there are 4,115,400 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

TRANSFER  AGENT

     First American Stock Transfer at 17717 E. Bell Road, Suite 2, Phoenix, AZ, 85022, is our transfer agent

                        SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 4,115,400 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 150,000 shares will be freely tradable if the minimum is sold and 200,000 shares will be freely tradeable if the maximum number of shares is sold.

The remaining 4,115,400 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of restricted securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company. Resales by our affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We have approximately 68 shareholders of record. Currently, there is no public trading market for our securities. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     We have never paid a dividend and do not anticipate paying any dividends in the foreseeable future. It is our present policy to retain our earnings, if any, to further develop our business.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. The company does anticipate a market maker filing for listing on the Over the Counter Bulletin Board should the offering succeed.

     Currently the shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered "penny stocks" under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in "penny stocks" must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for "penny stock" transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                              PLAN OF DISTRIBUTION

     We are offering a minimum of 150,000 shares and a maximum of 200,000 shares on a best efforts basis directly to the public through our officers and directors. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 60 days after the minimum offering is raised unless we extend. We may terminate this offering prior to the expiration date.

     We will utilize professional and personal contacts in order to find investors for this offering. In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Silicon South Escrow Account, c/o Escrow Specialists, LLC, P. O. Box 3287, Ogden, Utah 84409. We will not accept any subscriptions prior to the effective date of this prospectus.

     Until the minimum 150,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Escrow Specialists, LLC, P. O. Box 3287, Ogden, Utah 84409. In the event that 150,000 shares are not sold during the 90-day selling period commencing on the date of this prospectus, and we have not extended the offering for up to an additional 30 days, all funds will be promptly returned to investors without deduction or interest. If 150,000 shares are sold, we may either continue the offering for the remainder of the 90-day selling period or close the offering at any time.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officers and directors who:

     (i) will not receive any commission in connection with the sale of any securities registered in this offering;
     (ii) are not and have not been associated persons of a broker dealer within the preceding 12 months;
     (iii) do not participate in selling an offering of securities for any issuer more than once every 12 months;
     (iv)  have not been subject to any statutory disqualification as defined in section  3(a)(39)  of  the  Securities  Exchange  Act;  and
     (v) intend to primarily perform, at the end of the this offering, substantial duties on behalf of the issuer otherwise than in connection with transactions in securities.


     As a result, our officers and directors will not register as broker-dealers with the Securities and Exchange Commission pursuant to Section 15 of the Securities Act in reliance of Rule 3a4-1 of the Exchange Act which sets forth the above mentioned conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed a broker-dealer.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them. Share certificates for accepted subscriptions will be issued as soon as practical following the minimum offering raise.

                                  LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Silicon South, Inc. by the law firm of Cletha A. Walstrand, P.C., Salt Lake City, Utah.

                                     EXPERTS

     The financial statements of Silicon South, Inc. as of July 31, 2001 appearing in this Prospectus and Registration Statement have been audited by Hawkins Accounting as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits and schedules thereto. For further information with respect to Silicon South, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.


                          INDEX TO FINANCIAL STATEMENTS

                               SILICON SOUTH, INC.
                          (A Development Stage Company)

                                                                        PAGE
Report of Richard Hawkins,. . . . . . . . . . . . . . . . . . . . . . .  20

Balance Sheets - October 31, 2001, 2002 and 1999. . . . . . . . . . . .  21

Statements of Operations for the Three Months Ended September 31, 2001,
2000 and 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Statements of Stockholders' Equity for the Three Months Ended
September 31, 2001, 2000 and 1999 . . . . . . . . . . . . . . . . . . .  23

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . .  24

Report of Richard Hawkins . . . . . . . . . . . . . . . . . . . . . . .  28

Balance Sheets - July 31, 2001, 2000 and 1999 . . . . . . . . . . . . .  29

Statements of Operations for the Twelve Months Ended July 31, 2001,
2000 and 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

Statements of Stockholders' Equity for the Twelve Months Ended
July 31, 2001, 2000 and 1999. . . . . . . . . . . . . . . . . . . . . .  31

Statement of Cash Flows for the Twelve Months Ended July 31, 2001,
2000 and 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . .  33

To  the  Board  of  Directors
Silicon  South
Monterey,  California

INDEPENDENT  ACCOUNTANT'S  REPORT


I have reviewed the accompanying balance sheet of Silicon South, Incorporated as of October 31, 2001, 2000 and 1999 and the related statement of operations, stockholders' equity and the statement of cash flows for the three months then ended. All information included in these financial statements is the representation of the management of Silicon South, Incorporated.

I conducted my review in accordance with standards established by the American Institute of Public Accountants. A review of interim financial information consists principally of applying analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such as opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements and the cumulative results of operations and cash flows in order for them to be in conformity with generally accepted accounting principles.



/s/  Richard  Hawkins






December  6,  2001


                           SILICON SOUTH, INCORPORATED
                           ---------------------------
                          (A Development Stage Company)
                                  BALANCE SHEET
                         October 31, 2001, 2000 and 1999


                                               2001        2000       1999
                                            ----------  ----------  ---------
ASSETS
------------------------------------------

Current assets
  Cash in bank . . . . . . . . . . . . . .  $   4,861   $  21,357   $    152
  Inventory. . . . . . . . . . . . . . . .      8,420
    Total current assets . . . . . . . . .     13,281      21,357        152

Equipment and parts. . . . . . . . . . . .      9,400      12,808      1,927
Accumulated Depreciation . . . . . . . . .     (2,215)
    Net fixed assets . . . . . . . . . . .      7,185      12,808      1,927
Patent costs . . . . . . . . . . . . . . .        300         300
      Total assets . . . . . . . . . . . .  $  20,766   $  47,273   $  2,079

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------

Current liabilities
  Accounts payable . . . . . . . . . . . .  $   2,163   $     799   $      0
  Due to affiliate . . . . . . . . . . . .        100         100
  Accrued interest . . . . . . . . . . . .      1,698
  Due to shareholder . . . . . . . . . . .     35,500         450          0
  State corporate tax payable. . . . . . .      1,600           0      1,600
      Total current liabilities. . . . . .     40,961       1,349      1,700

      Total liabilities. . . . . . . . . .     40,961       1,349      1,700

Shareholders' equity
  Common stock, 50,000,000 shares
    authorized, 4,115,400 outstanding. . .      4,115       4,049      3,609
  Paid in capital. . . . . . . . . . . . .    140,745     132,781     14,111
  Deficit accumulated during development
    stage. . . . . . . . . . . . . . . . .   (165,055)   (103,714)   (17,341)
      Total shareholders' equity . . . . .    (20,195)     33,116        379

Total liabilities and shareholders' equity  $  20,766   $  34,465   $  2,079

See  accompanying  notes  to  the  financial  statements.


                               SILICON SOUTH, INCORPORATED
                              -----------------------------
                             (A Development Stage Company)
                                STATEMENT OF OPERATIONS
              For the three months ending October 31, 2001, 2000 and 1999
                                                                                Deficit
                                                                            Accumulated
                                                                                 During
                                                                            Development
                                        2001         2000         1999            Stage
                                     -----------  -----------  -----------
Sales . . . . . . . . . . . . . . .  $        0   $        0   $        0   $    1,924
Cost of Goods . . . . . . . . . . .           0            0            0       (1,212)
Gross profit. . . . . . . . . . . .           0            0            0          712
Expenses
  Bank charges. . . . . . . . . . .                       30           24          679
  Consulting fees . . . . . . . . .                   15,085        5,600       56,075
  Depreciation. . . . . . . . . . .         335                                  2,215
  Insurance . . . . . . . . . . . .                    1,163                     1,163
  Maintenance and repairs . . . . .                                                302
  Taxes and licenses. . . . . . . .                      100          745        1,911
  Office supplies and postage . . .       1,017        1,323          986        8,067
  Loan fees . . . . . . . . . . . .                                                750
  Promotions. . . . . . . . . . . .                      183           27        1,206
  Professional fees . . . . . . . .       5,682          500        4,550       40,020
  Rent. . . . . . . . . . . . . . .       1,343          900          200        6,704
  Supplies. . . . . . . . . . . . .                                                292
  Telephone . . . . . . . . . . . .         336           59          194        1,651
  Travel. . . . . . . . . . . . . .       1,052          356           54        4,079
  Option compensation . . . . . . .                        0                    26,400
  Tools . . . . . . . . . . . . . .                       39                     8,004
  Organization costs. . . . . . . .                        0            0          570
      Total expenses. . . . . . . .       9,765       19,738       12,380      160,088
    Net loss prior to income taxes.      (9,765)     (19,738)     (12,380)    (159,376)
Other income and (Expense)
Interest expense. . . . . . . . . .      (1,065)                                (1,698)
State Corporate tax expense . . . .        (800)        (800)        (800)      (3,981)
    Net loss. . . . . . . . . . . .  $  (11,630)  $  (20,538)  $  (13,180)  $ (165,055)
Loss per common share
Weighted average of . . . . . . . .  $  (0.0029)  $  (0.0052)  $  (0.0037)  $    (0.04)
  shares outstanding. . . . . . . .   4,049,400    3,968,067    3,589,867    3,968,067

See  accompanying  notes  to  the  financial  statements.


                           SILICON SOUTH, INCORPORATED
                           ---------------------------
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDER'S EQUITY
           For the three months ending October 31, 2001, 2000 and 1999

                       1999
                      ------
                                                      Deficit
                                                      Accumulated
                          Common stock      Paid      During
                                            In        Development
                       Shares     Amount    Capital   Stage           Total
July 31, 1999 . . .  3,559,200   $  3,559   $  3,161  $  (3,999)   $  2,721
September 14, 1999.     30,000         30      5,970                  6,000
September 27, 1999.     12,000         12      2,988                  3,000
October 4, 1999 . .      8,000          8      1,992                  2,000
Loss for the period                                     (13,342)    (13,342)
                     3,609,200   $  3,609   $ 14,111  $ (17,341)   $    379

                       2000
                     ----------

July 31, 2000 . . .  3,853,400   $  3,853   $ 82,977  $ (82,782)   $  4,048
August 24, 2000 . .      4,000          4        996                  1,000
August 28, 2000 . .     12,000         12      2,988                  3,000
September 6, 2000 .     20,000         20      4,980                  5,000
September 18, 2000.     92,000         92     22,908                 23,000
September 19, 2000.     24,000         24      6,976                  7,000
September 25, 2000.     16,000         16      3,984                  4,000
October 2, 2000 . .     10,000         10      2,490                  2,500
October 6, 2000 . .      2,000          2        498                    500
October 24, 2000. .     14,000         14      3,486                  3,500
October 30, 2000. .      2,000          2        498                    500
Loss for the period                                     (20,932)    (20,932)
                     4,049,400   $  4,049   $132,781  $(103,714)   $ 33,116

                          2001
                     ----------
July 31,2001. . . .  4,049,400   $  4,115   $140,745  $(153,425)   $ (8,565)
Loss for the period                                     (11,630)    (11,630)
                     4,049,400   $  4,115   $140,745  $(165,055)   $(20,195)

               See accompanying notes to the financial statements.

          NOTE  1:  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
                    ----------------------------------------------

          Nature  of  the business - Silicon South, Inc (the "Company) develops,
          ------------------------
          manufactures and markets two products. One product is a passive electronic component used to secure and filter wiring that passes in or out of an electronic enclosure. The other is a remote control system for use in telecommunications.

          Development  Stage  Company  -  The  Company  is  a  development stage
          ---------------------------
          company, as defined in the Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and although planned operations have commenced, no revenues have been realized.

          Pervasiveness  of  estimates - The preparation of financial statements
          ----------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash  and  cash  equivalents  -  For  financial statement presentation
          ----------------------------
          purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

          Property  and equipment - Property and equipment are recorded at cost.
          -----------------------
          Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation is provided using the straight-line method, over the useful lives of the assets. Since the company has yet to commence operations, no depreciation has been taken. Equipment consists of moldings being developed.

          Income  taxes  -  Income  taxes  are  provided  for the tax effects of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for

NOTE  1:     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (con't)

          Income  taxes  (con't)
          ----------------------
          Financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

Stock  options  -  The  board  of  directors  for  the  Company  voted  at  its
--------------
organizational meeting to grant certain people and organizations the opportunity to purchase shares of the Company's common stock at $.001 and $.03. These options are recorded as compensation expense during the current fiscal year.

Material  adjustments - Management represents that all material adjustments have
---------------------
been  made  to  the  financial  statements.

NOTE  2:     BACKGROUND

The Company was incorporated under the laws of the State of Nevada on June 20, 1997. The principal activities of the Company, from the beginning of the development stage, have been organizational matters and the sale of stock. There was no activity in the Company prior to October 5, 1998.

NOTE  3:     COMMON  STOCK

Founders  stock - At the initial organizational meeting of the Company the board
---------------
of directors voted to issue stock to the founders of the corporation. These shares which total 4,640,000 shares are to be issued for consideration of $.001 per share. As of October 31, 2000 and 1999 3,520,000 3,500,000 have been paid for and issued respectively.

Stock  options - Also at the organizational meeting of the board of directors it
--------------
was voted on to issue stock options of the Company's common stock to certain officers of the corporation, a key employee of a non affiliated company and two founders. These options are to be exercised at $.03 a share and have an expiration date of December 31, 2002. These options are callable at $.01 per share by the Company with a 30 day notice. A total of 190,000 shares were voted on for the options of which 120,000 shares were exercised in the current period ending and 30,000

NOTE  3:     COMMON  STOCK  (Con't)

shares of the options were exercised at October 31, 1999. Total proceeds from the exercise of the options were $ 2,700 and $900 for periods ending October 31, 2000 and 1999.


Public  stock  offering  -  The  Company  sold  solely  to  accredited  and/or
-----------------------
sophisticated investors its common stock. Each share had a par value of $.001 a share and was offered to the investors at $.25 a share. Total proceeds, from the offering, as of the period ended October 31, 2000 and 1999 to the outside investors were $101,010 and $13,300 respectively.

NOTE  5:     INCOME  TAXES

The benefit for income taxes from operations consisted of the following components: current tax benefit of $56,000 resulting from a net loss before income taxes, and a deferred tax expense of $56,000 resulting from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2014.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

NOTE  6:     RELATED  PARTY  TRANSACTIONS

The Company entered into an agreement with one of its shareholders to provide assistance to the Company in the formation of its corporate structure and to use their contacts in assisting with the development of a public market for the Company's common stock. The agreement calls for the shareholder to be paid a total of $18,000 of which there were payments of $10,000 and $ 2,000 for the period ending October 31, 2000 and 1999. There were no payments made for the period ending October 31, 2001.

The Company entered into agreements with two of its founders to perform services for the Company in the nature of support and secretarial services

NOTE  6:     RELATED  PARTY  TRANSACTIONS  (con't)

for the Company including establishing bank accounts, interaction with attorneys and the accountants and compilation of the shareholder list. The two parties have been granted options to the Company and founders stock plus each is to receive payment for services of $6,000 each. During the period ending October 31, 2000 and 1999 payments of $2,700 and $3,600 were made to one of these individuals. The Company also entered into an agreement with one of the founders to provide support services such as office space and telephone services for which the Company and the development of a business plan and packet for submission to investors. This agreement calls for the issuance of founders stock at the price of $.001 and the payment of $8,500. There have been no payments issued at October 31, 2000 and 1999.

The Company also entered into an agreement with the majority shareholder to reimburse him for the expenses that have been incurred for his development of the products that the Company is marketing. Some of these expenses precede the incorporation of the Company and are being recorded as an asset. As of October 31, 2000 the amount that has been recorded as a payable but yet paid is $799. The payment for these expenses was made subsequent to the date of the financial statements. The shareholder advanced the Company $450 for working capital purposes during the period ended October 31, 2000. The founder also advanced the Company $1,500 at the end of the previous year end of July 31, 2001. This amount was paid back in August, 2001.

The Company has entered into agreements with some of its shareholders to provided interim short term financing until the company can raise capital through operations of sale of stock. The notes are with three shareholders for durations of 12 months at 12% annual interest maturing at different intervals. As of October 31, 2001 there was $35,500 outstanding.

NOTE  7:     GOING  CONCERN

From the date of inception to October 31, 2000, the Company has yet to commence actual operations and receiving revenue, and, has net losses from operating activities which raise substantial doubt about its ability to continue as a going concern.

NOTE  7:  GOING  CONCERN  (Con't)

second tier of electronics retailers that operate four or five stores. Beadthroughs are thought to be an appropriate addition to their inventories.

The Company plans to market its Foresite system to all major wireless and communications companies who have remote sites. There are remote communications sites throughout the world and all are potential customers. The Company's ability to continue as a going concern is dependent upon a successful public offering and ultimately achieving profitable operations.

There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To  the  Board  of  Directors  and  Shareholders
Silicon  South,  Inc.
Monterey,  California

                                                    Independent Auditor's Report

I have audited the balance sheet of Silicon South, Inc. (a development stage company) as of July 31, 2001, 2000, 1999 and the related statements of operations, stockholders' equity and cash flows for the year ending July 31, 2001, 2000 and from October 5, 1998, date of inception of the development stage to year end July 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Silicon South, Inc., as of July 31, 2001, 2000, 1999 and the results of operations and its cash flows and the cumulative results of operations and cumulative cash flows for the period ended July 31, 2001, 2000, and October 5, 1998 the date of inception of the development stage to year end July 31, 1999 in conformity with general accepted accounting principles.

The deficit accumulated during the development stage for the period from date of inception to July 31, 2001 is $153,425.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has incurred net losses since inception, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.




September  7,  2001


                          SILICON SOUTH, INCORPORATED
                          (A Development Stage Company)
                                  BALANCE SHEET
                          July 31, 2001, 2000 and 1999

ASSETS                                         2001       2000       1999
------------------------------------------  ----------  ---------  --------
Current assets
  Cash in bank . . . . . . . . . . . . . .  $  19,367   $  3,638   $ 3,712
  Inventory. . . . . . . . . . . . . . . .      8,420
    Total current assets . . . . . . . . .     27,787      3,638     3,712

Equipment and parts. . . . . . . . . . . .      9,400      9,400     1,927
(Less) Accumulated depreciation. . . . . .     (1,880)
                                                7,520      9,400     1,927

Patents. . . . . . . . . . . . . . . . . .        300
      Total assets . . . . . . . . . . . .  $  35,607   $ 13,038   $ 5,639

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable . . . . . . . . . . . .  $   5,739   $  8,440   $ 2,018
  Due to affiliate . . . . . . . . . . . .                   100       100
  Due to shareholder . . . . . . . . . . .                   450         0
  Accrued interest . . . . . . . . . . . .        633
  Bridge loans . . . . . . . . . . . . . .     37,000
  State corporate tax payable. . . . . . .        800          0       800
      Total current liabilities. . . . . .     44,172      8,990     2,918

      Total liabilities. . . . . . . . . .     44,172      8,990     2,918

Shareholders' equity
  Common stock, 50,000,000 shares
    authorized, 4,115,400 outstanding. . .      4,115      3,853     3,559
  Paid in capital. . . . . . . . . . . . .    140,745     82,977     3,161
  Deficit accumulated during development
    stage. . . . . . . . . . . . . . . . .   (153,425)   (82,782)   (3,999)
      Total shareholders' equity . . . . .     (8,565)     4,048     2,721

Total liabilities and shareholders' equity  $  35,607   $ 13,038   $ 5,639

               See accompanying notes to the financial statements.


                          SILICON SOUTH, INCORPORATED
                          (A Development Stage Company)
                            STATEMENT OF OPERATIONS
           For the twelve months ending July 31, 2001, 2000, and 1999

                                                                         Deficit
                                                                       Accumulated
                                                                         During
                                                                       Development
                                   2001         2000         1999         Stage
                                -----------  -----------  -----------
Sales. . . . . . . . . . . . .  $    1,924   $        0   $        0   $    1,924
Cost of Goods. . . . . . . . .       1,212            0            0        1,212
Gross profit . . . . . . . . .         712            0            0          712
Expenses
  Bank charges . . . . . . . .         268          303          108          679
  Consulting fees. . . . . . .      25,835       27,740        2,500       56,075
  Depreciation . . . . . . . .       1,880                                  1,880
  Insurance. . . . . . . . . .       1,163                                  1,163
  Loan fees. . . . . . . . . .         750                                    750
  Maintenance and repairs. . .                                   302          302
  Taxes and licenses . . . . .         878        1,033                     1,911
  Office supplies. . . . . . .       4,699        1,782           21        6,502
  Postage and shipping . . . .         198          350                       548
  Promotions . . . . . . . . .         377          829                     1,206
  Professional fees. . . . . .      19,838       14,500                    34,338
  Rent . . . . . . . . . . . .       2,772        2,589                     5,361
  Supplies . . . . . . . . . .         292                                    292
  Telephone. . . . . . . . . .         334          981                     1,315
  Tools. . . . . . . . . . . .       8,004                                  8,004
  Travel . . . . . . . . . . .       2,634          393                     3,027
  Option compensation. . . . .                   26,400                    26,400
  Organization costs . . . . .                        0          570          570
      Total expenses . . . . .      69,922       77,202        3,199      150,323
    Net loss from operations .     (69,210)     (77,202)      (3,199)    (149,611)
Other income (expense)
  Interest expense . . . . . .        (633)                                  (633)
  State corporate tax expense.        (800)      (1,581)        (800)      (3,181)
                                    (1,433)      (1,581)        (800)      (3,181)
    Net loss . . . . . . . . .  $  (70,643)  $  (78,783)  $   (3,999)  $ (153,425)

Loss per common share. . . . .  $    (0.02)  $    (0.02)  $    (0.01)  $    (0.04)
Weighted average of
  shares outstanding . . . . .   4,083,233    3,759,417    2,479,261    4,083,233

See  accompanying  notes  to  the  financial  statements.

                          SILICON SOUTH, INCORPORATED
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDERS' EQUITY
                          July 31, 2001, 2000 and 1999

                                                          Deficit
                                                          Accumulated
                              Common stock      Paid      During
                                                In        Development
                           Shares     Amount    Capital   Stage           Total
                                 0   $      0   $      0  $       0    $      0
October 3, 1998 . . . .  3,000,000      3,000                             3,000
July, 1999. . . . . . .    559,200        559      3,161                  3,720
Net loss for the period                                      (3,999)     (3,999)
July 31, 1999 . . . . .  3,559,200   $  3,559   $  3,161  $  (3,999)    $ 2,721

Options . . . . . . . .     90,000         90     29,010                 29,100
September, 1999 . . . .     32,000         32      7,968                  8,000
October, 1999 . . . . .      8,000          8      1,992                  2,000
November, 1999. . . . .     16,000         16      3,984                  4,000
December, 1999. . . . .     39,200         39      9,761                  9,800
February, 2000. . . . .     30,000         30      7,470                  7,500
March, 2000 . . . . . .     27,000         27      6,723                  6,750
April, 2000 . . . . . .     14,000         14      3,486                  3,500
May, 2000 . . . . . . .     10,000         10      2,490                  2,500
June, 2000. . . . . . .      4,000          4        996                  1,000
July, 2000. . . . . . .     24,000         24      5,976                  6,000
Net loss. . . . . . . .                                      (78,783)   (78,783)
July 31, 2000 . . . . .  3,853,400   $  3,853   $ 83,017   $ (82,782)   $ 4,088

August, 2000. . . . . .     36,000         36      8,964                  9,000
September, 2000 . . . .    132,000        132     32,868                 33,000
October, 2000 . . . . .     28,000         28      6,972                  7,000
November, 2000. . . . .     66,000         66      8,964                  9,030
Net loss. . . . . . . .                                      (70,643)   (70,643)
July 31, 2001 . . . . .  4,115,400      4,115    140,785    (153,425)    (8,525)

See  accompanying  notes  to  the  financial  statements.


                          SILICON SOUTH, INCORPORATED
                          (A Development Stage Company)
                            STATEMENT OF CASH FLOWS
           For the twelve months ending July 31, 2001, 2000 and 1999

                                                                           Deficit
                                                                         Accumulated
                                                                            During
                                                                         Development
                                           2001       2000       1999       Stage
                                         ---------  ---------  --------
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net loss. . . . . . . . . . . . . . . .  $(70,643)  $(78,783)  $(3,999)  $(153,425)
Adjustment to reconcile net to net cash
  provided by operating activities
    Depreciation. . . . . . . . . . . .     1,880                            1,880
    Inventory . . . . . . . . . . . . .    (8,420)                          (8,420)
    (Decrease) in accounts payable. . .    (2,701)     6,422     2,018       5,739
    Option compensation . . . . . . . .               26,400                26,400
    Increase in other liabilities . . .     1,433       (800)      800       1,433
NET CASH PROVIDED
  BY OPERATING ACTIVITIES . . . . . . .   (78,451)   (46,761)   (1,181)   (126,393)
INVESTING ACTIVITIES
  Equipment . . . . . . . . . . . . . .                7,473      1,927      9,400
  Patents . . . . . . . . . . . . . . .       300                              300
NET CASH USED IN
  INVESTING ACTIVITIES. . . . . . . . .       300      7,473     1,927       9,700
FINANCING ACTIVITIES
    Sale of common stock. . . . . . . .    58,030     53,710     6,720     118,460
    Payment of loans. . . . . . . . . .      (550)                            (550)
    Due to affiliate. . . . . . . . . .                            100
    Due to shareholder. . . . . . . . .                  450
    Bridge loans. . . . . . . . . . . .    37,000                           37,000
NET CASH REALIZED
  FROM FINANCING ACTIVITIES . . . . . .    94,480     54,160     6,820     154,910
INCREASE IN CASH
  AND CASH EQUIVALENTS. . . . . . . . .    15,729        (74)    3,712      18,817
Cash and cash equivalents
  at the beginning of the year. . . . .     3,638      3,712         0           0
CASH AND CASH EQUIVALENTS
  AT YEAR END . . . . . . . . . . . . .  $ 19,367   $  3,638   $ 3,712   $  18,817
Supplemental disclosures to cash
  flow statements
    State tax taxes payable . . . . . .             $  1,600

See  accompanying  notes  to  the  financial  statements

NOTE  1:  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

          Nature of the business - Silicon South, Inc (the "Company) develops, manufactures and markets two products. One product is a passive electronic component used to secure and filter wiring that passes in or out of an electronic enclosure. The other is a remote control system for use in telecommunications.

          Development Stage Company - The Company is a development stage company, as defined in the Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and although planned operations have commenced, no revenues have been realized.

          Pervasiveness of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash and cash equivalents - For financial statement presentation purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

          Inventories - Inventory, which includes parts and the packaging materials for those parts, is valued at the lower of cost or market on a first in first out method.

          Property and equipment - Property and equipment are recorded at cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation is provided using the straight-line method, over the useful lives of the assets. Since the company has yet to commence operations, no depreciation has been taken. Equipment consists of moldings being developed.



NOTE  1:  SUMMARY  OF  SIGNIFICANT(con't)

          Income  taxes  -  Income  taxes  are  provided  for the tax effects of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

          Stock  options  -  The board of directors for the Company voted at its
          --------------
          organizational meeting to grant certain people and organizations the opportunity to purchase shares of the Company's common stock at $.001 and $.03. These options are recorded as compensation expense during the fiscal year ending July 31, 2000.

NOTE  2:  BACKGROUND

          The Company was incorporated under the laws of the State of Nevada on June 20, 1997. The principal activities of the Company, from the beginning of the development stage, have been organizational matters and the sale of stock. There was no activity in the Company prior to October 5, 1998.

NOTE  3:  COMMON  STOCK

          Founders  stock - At the initial organizational meeting of the Company
          ----------------
          the board of directors voted to issue stock to the founders of the corporation. These shares which total 4,600,000 shares are to be issued for consideration of $.001 per share. As of July 31, 2001 3,520,000 have been paid for and issued. All of the founders stock that was issued was issued in fiscal year ending July 31, 1999. Two of the founders have yet to exercise their right to purchase the founders stock.

          Stock  options  -  Also  at the organizational meeting of the board of
          ---------------
          directors it was voted on to issue stock options of the Company's common stock to certain officers of the corporation, a key employee of a non affiliated company and two founders. These options are to be exercised at $.03 a share and have an expiration date of December 31, 2000. These options are callable at $.01 per share by the Company with a 30 day notice. A total of 150,000 shares were voted on for the options. During

NOTE  3:  COMMON  STOCK  (con't)

          Stock options(con't) - the year ended July 31, 2001 30,000 shares were
          --------------------
          issued, for the year ending July 31, 2000 90,000 shares were exercised and 30,000 shares of the options were exercised at July 31, 1999. Total proceeds from the exercise of the options were $30, $2,700 and $900 for periods ending July 31, 2001, 2000 and 1999 respectively.

          Public  stock  offering - The Company sold solely to accredited and/or
          -----------------------
          sophisticated investors its common stock. Each share had a par value of $.001 a share and was offered to the investors at $.25 a share. Total proceeds, from the offering, as of the period ended July 31, 2001, 2000 and 1999 to the outside investors were $58,000, $51,010 and $2,300 respectively.

NOTE  5:  INCOME  TAXES

          The benefit for income taxes from operations consisted of the following components: current tax benefit of $23,014 resulting from a net loss before income taxes, and a deferred tax expense of $23,014 resulting from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2014 2020 and 2021.

          The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

NOTE  6:  RELATED  PARTY  TRANSACTIONS

          During the period ending July 31, 2001 the Company borrowed from some of it's founders and affiliated companies a total of $37,000 for working capital purposes. These notes are due in one year from date of borrowing and all notes carry a 12% interest rate.

          The Company entered into an agreement with one of its shareholders to provide assistance to the Company in the formation of its corporate structure and to use their contacts in assisting with the development of a public market for the Company's common stock. The agreement calls for


NOTE  6:  RELATED  PARTY  TRANSACTIONS(Con't)

          the shareholder to be paid a total of $18,000 of which $11,800 was paid in 2001 and there were no payments for the periods ending July 31, 2000 and 1999.

          The Company entered into agreements with two of its founders to perform services for the Company in the nature of support and secretarial services for the Company including establishing bank accounts interaction with attorneys and the accountants and compilation of the shareholder list. Each of the two parties has been granted options to the Company and Founders stock plus each is to receive payment for services of $6,000 each. For the year ending July 31, 2001 a total of $8,700 was paid to both founders and $6,000 for the year ending July 31, 2000.

          The Company also entered into an agreement with one of the founders to provide support services such as office space and telephone services for which the Company and the development of a business plan and packet for submission to investors. This agreement calls for the issuance of founders stock at the price of $.001 and the payment of $8,500. There were no payments made during 2001, and $7,000 for period ending July 31, 2000. There have been no payments issued at July 31,1999.

          The Company also entered into an agreement with the majority shareholder to reimburse him for the expenses that have been incurred for his development of the products that the Company is marketing. Some of these expenses precede the incorporation of the Company and are being recorded as an asset. At July 31, 2001 the Company owed this shareholder $1,500 plus accrued interest. The shareholder advanced the Company $700 for working capital purposes during the year ended July 31, 2000. As of July 31, 1999 the amount that has been recorded as a payable but yet paid is $2,018. The payment for these expenses was made subsequent to the date of the financial statements.

NOTE  7:  GOING  CONCERN

          From the date of inception to July 31, 2001, the Company has yet to commence actual operations and receiving revenue, and, has net losses from operating activities which raise substantial doubt about its ability to continue as a going concern.

          The Company is bringing to market two main products. The Beadthroughs product is an electronic filtering component and the Foresite is a telecommunications remote control system.

          The two main customers of Beadthroughs would be electronic parts stores and commercial and industrial users. The Company plans to sell its product to the very large mail order retailers. There is also a strong second tier of electronics retailers that operate four or five stores. Beadthroughs are thought to be an appropriate addition to their inventories. During the year ending July 31, 2001 the Company entered preliminary negotiations with a major retail electronic store and was able to get it's web site up and running.

          The Company plans to market its Foresite system to all major wireless and communications companies who have remote sites. There are remote communications sites throughout the world and all are potential customers. The Company's ability to continue as a going concern is dependent upon a successful public offering and ultimately achieving profitable operations.

          There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

================================================================================

                                 $75,000 MINIMUM

                                $125,000 MAXIMUM


                               SILICON SOUTH, INC.



                             150,000 SHARES MINIMUM
                            1,000,000 SHARES MAXIMUM
                                  COMMON STOCK
                                $0.001 PAR VALUE




                              ---------------------
                                   PROSPECTUS
                              ---------------------






                               FEBRUARY ___, 2002

================================================================================

================================================================================
Until May ___ 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------
TABLE  OF  CONTENTS
--------------------------------
Prospectus Summary . . . . . . .   2
Risk Factors . . . . . . . . . .   3
Forward-Looking Statements . . .   5
Dilution and Comparative Data. .   6
Use of Proceeds. . . . . . . . .   7
Determination of Offering Price.   7
Description of Business. . . . .   8
Plan of Operation. . . . . . . .  12
Management . . . . . . . . . . .  13
Compensation . . . . . . . . . .  13
Certain Relationships
and Related Transactions . . . .  14
Principal Stockholders . . . . .  14
Description of the Securities. .  15
Shares Available for Future Sale  15
Market for Common Stock. . . . .  16
Plan of Distribution . . . . . .  17
Legal Matters. . . . . . . . . .  17
Experts. . . . . . . . . . . . .  17
Additional Information . . . . .  18
Index to Financial Statements. .  19

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
================================================================================

PART  II.

INFORMATION  NOT  REQUIRED  IN  PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors and officers to the fullest extent permitted by the Nevada Revised Business Corporations Act, except for liability for (i) breach of duty of loyalty, (ii) acts or omissions not in good faith that involve intentional misconduct or knowing violation of law, (iii) for the payment of distributions to stockholders in violation of section 78.300 of the Nevada Revised Statutes, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Silicon South. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and
             ---------
Exchange  Commission.


Securities and Exchange Commission Filing Fee  $    25
Printing Fees and Expenses. . . . . . . . . .    1,300
Legal Fees and Expenses . . . . . . . . . . .   17,000
Accounting Fees and Expenses. . . . . . . . .    5,000
Blue Sky Fees and Expenses. . . . . . . . . .      500
Trustee's and Registrar's Fees. . . . . . . .      950
Miscellaneous . . . . . . . . . . . . . . . .      225
TOTAL . . . . . . . . . . . . . . . . . . . .  $25,000

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

     The following is a detailed list of securities sold within the past three years without registering under the Securities Act.

     In July 1999, we issued 510,000 shares to Natalie Shahvaran for $510 and 10,000 shares to DeAnzo Secretarial Services for $10. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investor had pre-existing relationships with Silicon South and had access to all material information pertaining to Silicon South and its financial condition. No broker was involved and no commissions were paid in the transaction.

     In July 1999, we issued 80,000 shares pursuant to the exercise of an option to Robert A. Strahl for $2,400. The securities were sold in a private transaction, without registration in reliance on the exemption provided by
Section 4(2) of the Securities Act. The investor had pre-existing relationships with Silicon South and had access to all material information pertaining to Silicon South and its financial condition. No broker was involved and no commissions were paid in the transaction.

     In November 1999, we issued 20,000 to Natalie Shahvaran for $600, 20,000 shares to Melissa DeAnzo for $600 and 30,000 shares to Eric Leuty for $30. These shares were issued pursuant to the exercise of options. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investor had pre-existing relationships with Silicon South and had access to all material information pertaining to Silicon South and its financial condition. No broker was involved and no commissions were paid in the transaction.

     From July 1999 through November 2000, we issued 445,400 shares to sixty two investors for a total of $111,350. The shares were issued pursuant to a Regulation D, Rule 504.

ITEM  27.  EXHIBITS.


EXHIBITS.

SEC Ref. No.  Title of Document                                   Location
------------  --------------------------------------------------  --------
         3.1    Articles of Incorporation and Amendments thereto  Attached
         3.2    By-laws. . . . . . . . . . . . . . . . . . . . .         *
         5.1    Legal Opinion included in Exhibit 23.1 . . . . .  Attached
        10.1    Promissory Note - Robert Strahl. . . . . . . . .  Attached
        10.2    Promissory Note - World Ventures, LLC. . . . . .  Attached
        10.3    Promissory Note - Eric J. Leuty. . . . . . . . .  Attached
        10.4    Consulting Agreement - Internet Finance.com. . .  Attached
        10.5    Consulting Agreement - Robert A. Strahl. . . . .  Attached
        23.1    Consent of Cletha A. Walstrand, P.C. . . . . . .  Attached
        23.2    Consent of Hawkins Accounting. . . . . . . . . .  Attached
        99.1    Escrow Agreement . . . . . . . . . . . . . . . .  Attached
        99.2    Subscription Agreement . . . . . . . . . . . . .  Attached

*  Previously  filed  with  the  SB-2  Registration  Statement.

ITEM  28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling persons of Silicon South in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The  undersigned  registrant  hereby  undertakes  to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, reflect any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected  in  the  form of prospects filed with the Commission pursuant to Rule
                                                                            ----
424(b)  if,  in  the aggregate, the changes in the volume and price represent no
----
more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Silicon South, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Monterey, State of California, on February 28, 2002.


                                            Silicon  South,  Inc.


                                            /s/ Mathew  Rule
                                            ----------------------------
                                            By: Mathew  Rule
                                            President


                                            /s/ Charles  V.  Fishel
                                            ----------------------------
                                            By: Charles  V.  Fishel
                                            Chief Financial &
                                            Accounting Officer

                                POWER OF ATTORNEY

     Know all men by these present, that each person whose signature appears below constitutes and appoints Mathew Rule (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.


Dated: February  28, 2002                      /s/ Mathew G. Rule
                                              ---------------------------------
                                              Mathew G. Rule, Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.



Dated: February 28, 2002                       /s/ Charles  V.  Fishel
                                              ---------------------------------
                                              Charles  V.  Fishel,  Director



Dated: February 28, 2002                        /s/ Eric  Leuty
                                              ---------------------------------
                                               Eric  Leuty,  Director